Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-194423 and No. 333-194429) on Form S-8 of Aemetis, Inc of our report dated March 11, 2014, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Aemetis, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP
Des Moines, Iowa
March 11, 2014